Ally Financial Inc.
Dodd-Frank Act Stress Test 2015
Estimates in the Supervisory Severely Adverse Scenario

Overview
As required under the rules published by the Federal Reserve and the Federal Deposit Insurance Corporation (collectively, the “Regulators”) to address the Dodd-Frank Act Stress Test (“DFAST”) requirements, Ally Financial Inc. and Ally Bank (collectively, “Ally”) are providing a summary of stress test results from the Supervisory Severely Adverse (“Severe”) scenario as prescribed by the Regulators in the Comprehensive Capital Analysis and Review (“CCAR”) exercise. The Severe scenario and the related projections of macroeconomic variables were developed by the Regulators to be comparable to the most severe historical post-war U.S. recessions.
Over the past several years, Ally has undergone a strategic transformation aimed at strengthening the company’s longer term financial profile. These actions include exiting non-core businesses, increasing focus on the U.S. automotive finance franchise and enhancing funding stability through continued growth in the direct bank franchise and improvement in net interest margin through retirement of legacy high-cost debt. Since the submission of the 2014 CCAR Capital Plan in January of last year, Ally has effectively completed its strategic transformation, reaching two significant milestones. First, Ally completed an initial public offering ("IPO") in April of 2014 for the sale of 95 million shares by the U.S. Department of the Treasury ("Treasury"). Second, the Treasury continued to sell shares throughout the year and in December 2014, the Treasury sold its remaining 54.9 million shares of Ally common stock and, as a result, Ally exited the Troubled Asset Relief Program (TARP).
Through its strategic transformation, Ally has streamlined its operations into a business model that is adequately positioned to withstand the effects of a severely stressed macroeconomic environment. The following summary of projected impacts to profitability, loss rates and capital position appropriately reflects the severity of the scenario developed by the Regulators. The results suggest that Ally’s performance would deteriorate in the Severe scenario as a result of increased provision for credit losses, reduced new business volumes, net interest margin compression and market related losses. Importantly, however, under this scenario Ally would continue to meet all of its contractual obligations to creditors, counterparties, bondholders and preferred equity holders and would maintain its Tier 1 Common capital ratio above the 5.0% benchmark minimum established under the Federal Reserve’s capital plan rule. Additionally, Ally would maintain its Common Equity Tier 1 ratio above the 4.5% benchmark minimum in 2015 and 2016 as required for non-Advanced Approach Bank Holding Companies under the Revised Regulatory Capital Rule (i.e., Final Basel III rules). Finally, it is important to note that this scenario is not a forecast, but rather a hypothetical scenario designed to assess the strength of Ally and its resilience to severely adverse economic conditions should they occur.
Stress Testing Methodologies
Ally’s process for stress testing and assessing capital adequacy leverages a sound risk management infrastructure that operates under the philosophy of continuous improvement and seeks to identify and measure all primary risks arising from exposures and business activities. When conducting comprehensive enterprise-wide stress tests all of Ally’s primary risk exposures are considered and evaluated. Ally’s primary risks include credit, lease residual, market, operational, insurance/underwriting, and liquidity.

Stress testing is an integral component of Ally’s risk, capital and liquidity management strategies. Stress tests are used to provide insight into how risk exposures and related capital requirements, as well as capital resources, might be affected by severe, yet plausible stress scenarios. Stress tests are conducted using a combination of quantitative models, external data sources, analytical tools and management judgment. Models and spreadsheets, whether they be internally developed or vendor models, are subject to a validation process by Ally’s model risk management function. Variance and sensitivity analyses as well as trend reporting and benchmarking techniques are used to challenge stress test results at various levels of the company. Throughout the stress testing process, numerous reviews are conducted by working groups, business unit management, corporate executives, councils and committees. In addition, stress test results are reviewed and approved by the Ally Financial and Ally Bank Board of Directors.
The following provides a brief description of the methodologies used in stress testing to translate Ally’s primary risk measures into financial impacts over the nine-quarter horizon from Q4 2014 through Q4 2016.
Balance Sheet
Ally’s current and projected earning asset portfolio is composed mainly of U.S. auto-related assets. The auto portfolio is composed of consumer lending products (retail installment sales contracts, loans, and operating leases) as well as dealer financing products (primarily floorplan financing). Projections of assets are based on the expectation of the amortization of existing assets on the balance sheet and the expectation for new auto origination volumes under the given scenario. Given the relatively short tenor of most auto finance products, existing assets run off fairly quickly. Therefore, the size of Ally’s balance sheet in the nine-quarter projection is largely dependent on the assumptions for new originations. Key assumptions for new originations include industry light vehicle sales, market share of certain manufacturers, Ally’s financing penetration rates, and growth in the used and diversified segments of the market. Of all the assumptions for new auto originations, the assumption for industry light vehicles sales has the largest statistical influence on Ally’s balance sheet projections. Historical experience supports that in a severe macroeconomic recession, the projections for industry light vehicles sales will decline to coincide with reduced consumer demand. A statistical modeling approach is used to project industry light vehicle sales while historical experience and management judgment factor into projections for other business assumptions. Consistent with the decline in industry light vehicle sales and the trends experienced during past recessions, the size of Ally’s balance sheet trends lower in the Severe scenario as fewer vehicles are sold and therefore less financing is needed. Similar to the asset portfolio, liability balances are developed using a mix of models, historical experience and management judgment.
Pre-Provision Net Revenue ("PPNR")
PPNR is a reporting item used to measure net revenues from the asset portfolio and is composed of three main components: net interest income, non-interest income and non-interest expense. These components are further segmented and, as a result, various processes and methodologies are used to produce projections over the stress test horizon. Since PPNR is a comprehensive reporting item it incorporates stress impacts from many of Ally’s primary risks, including lease residual risk, market risk, operational risk, insurance/underwriting risk, and liquidity risk.
Net Interest Income ("NII")
Net interest income for Ally is significantly influenced by the size and mix of the earning asset portfolio and the net margin on those assets. A quantitative model that utilizes inputs such as balance projections, earning asset yields, interest rates and credit spreads is used to project NII. The methodology used to develop balance projections is described above while other key assumptions are developed using a mix of quantitative models, historical experience and management judgment. Although rental income, gains/losses on disposal, and depreciation expense for operating leases are typically reported within NII for GAAP reporting purposes, these items are reported within non-interest income and non-interest expense for the purposes of DFAST and CCAR per regulatory reporting requirements.
Non-Interest Income
Ally’s non-interest income largely consists of insurance premiums, operating lease revenue and gains/losses on the disposal of operating lease assets. Similar to the NII projections, revenues from insurance premiums and operating leases are dependent on the size of the earning asset portfolio as well as the margin on those assets. Ally’s recognized gains/losses on disposal of operating leases is generally a function of the cost basis of the lease at time of termination and the sales proceeds received from remarketing the vehicle. Ally models the value of off-lease vehicles using key inputs such as U.S. Gross Domestic Product, unemployment rate, gasoline prices, and used vehicle supply.
Non-Interest Expense
Non-interest expense includes depreciation expense on operating leases, expenses associated with the insurance business, compensation and benefits expense, operational risk expense (e.g., fraud, legal, compliance, information technology), as well as various other administrative expenses. Depreciation expense on operating leases is projected using the current depreciation rates on the existing lease portfolio, while depreciation rates for new leases assumed to be originated during the stress test horizon are set based on the projection of vehicle residual values also used in projecting the gain/loss on disposal of operating leases. Expenses associated with the insurance business include sales commissions and provisions for claims losses, which naturally decline as new vehicle sales volumes, and thereby new insurance contracts, decline in the recessionary environment. Projections of compensation and benefits expense, information technology costs, and certain marketing expenses are closely aligned with the projected level of business activity and the severity of the recession. However, other non-interest expense projections generally reflect a conservative bias as no management actions are assumed in the Severe scenario that would materially reduce expenses to coincide with the declining business activity. In addition to routine business driven expenses, consideration is also given to operational or other losses that may arise in the stress environment. Given the broad scope of operational risk and limited and varied data, Ally uses multiple approaches for estimating operational losses in a given scenario. Such approaches include the use of statistical models that incorporate observed relationships between operational losses within the industry and macroeconomic variables, Ally’s own historical experience, operational risk scenario analysis, and management judgment.
Provision for Loan Losses
Credit risk associated with the consumer and commercial loan portfolios manifests itself in the provision for loan losses. The amount of the provision reflects the projected charge-offs for each portfolio under the given scenario while preserving an appropriate allowance for loan losses to ensure adequate coverage at the end of each period.
Ally’s loan loss estimation tools are developed using modeling approaches that incorporate macroeconomic variables and are deemed appropriate for stress testing purposes. Generally, the loan loss models:

•	Are statistically-driven (e.g., regression-based) models

•	Operate at the segment-level (i.e., are product-specific)

•	Incorporate portfolio characteristics as well as macroeconomic factors

•	Follow a frequency and severity framework incorporating quantitative measures of probability of default (“PD”) and loss given default (“LGD”)
Gains / Losses on Securities Portfolio
Ally’s investment portfolio is subject to market risk and counterparty credit risk. Models are used to project changes in market values due to changes in interest rates, credit spreads, and volatility. A credit rating migration analysis is also performed to identify potential other than temporary impairments (“OTTI”) in the bond portfolio. Different segments of the portfolio are modeled separately while each security in the portfolio is incorporated into the analysis.
Capital
Ally projects required dividend and interest payments for trust preferred, preferred, and subordinated debt securities. Projections are based on contractual required payments for these instruments.
The various balance sheet, revenue and loss estimates as outlined above are combined to generate full balance sheet and income statement projections over the stress horizon. These financial statements serve as the basis for the calculation of capital and risk-weighted assets (“RWAs”) that are used to derive pro forma quarterly capital ratios. Ally has calculated capital ratios on a Basel I and Basel III basis, reflective of the appropriate transition provisions. The resulting pro forma regulatory capital ratios are evaluated against management’s targets and goals (minimums), which are essential inputs into Ally’s continuously evolving capital adequacy processes and governance.
Ally Summary Results
These projections represent hypothetical estimates that involve an economic outcome that is more adverse than expected. These estimates are not forecasts of expected losses, revenues, net income before income taxes, or capital ratios. The capital ratios were calculated using capital action assumptions provided within the Dodd-Frank Act stress testing rule. The minimum capital ratio presented is for the period including the fourth quarter of 2014 through the fourth quarter of 2016.

In the Severe scenario, Ally’s stress results show a pre-tax loss of approximately $3.3 billion over the nine-quarter horizon. PPNR included a decline in NII that resulted primarily from a significant reduction in earning asset balances over the stress test horizon. Given the severity of the economic scenario, the expectation is that light vehicle sales would decline, thereby reducing revenue from new retail and lease originations as well as from dealer floorplan financing. Historical experience from the 2008-2009 recession and previous recessionary time periods supports Ally’s assumption that light vehicle sales naturally decline in a macroeconomic recession and, therefore, result in lower auto-related loan balances in this scenario. This decline in industry sales also negatively impacts revenue from the insurance business. The provision for loan losses and related allowances increase in the Severe scenario to keep pace with the expected rise in credit losses despite a significantly smaller balance sheet over the nine-quarter stress test horizon. Realized gains/losses on securities reflect sharp declines in the equity and bond markets.

Projected Losses, Revenue, and Net Income Before Taxes through Q4 2016 under the Severely Adverse Scenario
Ally Financial Inc.	Billions of Dollars	Percent of Average Assets (a)
Pre-provision net revenue	0.8	0.6
Other revenue	0.0
less
Provisions	3.5
Realized losses/gains on securities (AFS)	0.5
Trading and counterparty losses (b)	n/a
Other losses/gains (c)	0.0
equals
Net income before taxes (d)	(3.3)	(2.5)

(a)	Average assets is the nine-quarter average of total assets.

(b)
Per Federal Reserve instructions, only bank holding companies with greater than $500 billion in total consolidated assets which are subject to the amended market risk rule are required to report using this line item.

(c)	Includes $27 million of goodwill impairment losses.

(d)	Total may not foot due to rounding.
Projected credit losses total $3.0 billion with a weighted average loss rate of 3.4% for the total loan portfolio over the nine-quarter time period. It is important to note that the loss rates are not annualized but rather reflect a nine-quarter cumulative loss rate. Ally’s largest loan portfolios, retail auto loans and dealer floorplan financing, have historically experienced low loss rates compared to other asset classes in the CCAR analysis. Ally’s projected loss rates in the stress test are consistent with those experienced during the most recent economic recession, and in some cases are significantly more conservative. The steps Ally has taken to reduce exposure to the mortgage market have resulted in low levels of mortgage losses in the Severe scenario.

Projected Loan Losses by Type of Loans for Q4 2014 through Q4 2016 under the Severely Adverse Scenario
Ally Financial Inc.	Billions of Dollars	Portfolio Loss Rates (%) (a)
Loan losses	3.0	3.4
First lien mortgages, domestic	0.1	2.0
Junior liens and HELOCs, domestic	0.1	5.2
Commercial and industrial (b)	0.7	2.3
Commercial real estate	0.1	4.2
Credit cards	—	—
Other consumer (c)	2.0	4.1
Other loans	0.0	0.9

(a)	Average loan balances used to calculate portfolio loss rates exclude loans held-for-sale and loans held-for-investment under the fair-value option, and are calculated over nine quarters.

(b)	Primarily dealer floorplan loans.

(c)	Primarily retail auto loans.
Ally’s balance sheet is mainly composed of high-quality, short duration auto assets enabling the company to withstand severe stress events and meet regulatory requirements throughout the stress test horizon. In prior recessions, Ally’s new auto loan origination volume and asset balances have declined in line with the directional trend of industry light vehicle sales. Consistent with historical experience, Ally projected a decline in industry light vehicle sales that led to reduced new loan volume and a smaller balance sheet over time in the Severe scenario. This is reflected in the reduction in risk-weighted assets from $128.2 billion as of Q3 2014 to $102.1 billion at the end of Q4 2016 under the current general risk-based capital approach.

Actual Q3 2014 and Projected Q4 2016 Risk-Weighted Assets under the Severely Adverse Scenario
Ally Financial Inc.	Actual	Projected Q4 2016
	Q3 2014	Current General Approach	Basel III Standardized Approach
Risk-weighted assets (billions of dollars)	128.2	102.1	102.9
Capital actions actually taken in the first quarter of the stress test horizon (Q4 2014) are included in the projection of pro forma capital ratios in the Severe scenario, in accordance with regulatory requirements. For the remainder of the stress test horizon the Federal Reserve prescribes a standardized set of capital actions that does not permit redemption or repurchase of any capital instrument that is eligible for inclusion in the numerator of a regulatory capital ratio and does not permit issuances of common or preferred stock, except for issuances related to employee compensation expense. Also, Ally assumes all required dividend and interest payments are made for trust preferred, preferred and subordinated-debt securities throughout the stress test horizon in accordance with this standardized set of capital actions. Ally does not currently pay a common dividend and does not assume the commencement of common dividends in the DFAST scenarios, consistent with regulatory guidance. The projected capital ratios below do not include any requests for capital actions that may be incorporated in the CCAR 2015 submission.

Ally’s capital ratios in the Severe scenario exceed the 5.0% Tier 1 Common general risk-based capital threshold through the entire nine-quarter stress test horizon as required under the capital plan rule and Federal Reserve guidance. Furthermore, Ally’s capital ratios in the Severe scenario also exceed the 4.5% Common Equity Tier 1 threshold throughout the stress test horizon. Ally is well capitalized at the beginning of the stress test (Q3 2014), maintaining a Total Risk-based capital ratio of 13.5% and a Tier 1 Common ratio of 9.7%. By Q4 2016, Ally has a Total Risk-based Capital ratio of 14.2% and a Common Equity Tier 1 ratio of 9.2% (per the Revised Regulatory Capital Rule, commonly referred to as Basel III, reflective of the appropriate transition provisions). Ally’s equity and capital levels are significantly reduced primarily due to the $3.3 billion net loss projected in the Severe scenario. In addition, risk-weighted assets decline meaningfully due to a reduction in light vehicle sales. The following table summarizes Q3 2014 actual capital ratios in addition to ratios under the Severe scenario.

Projected Capital Ratios through Q4 2016 under the Severely Adverse Scenario
Ally Financial Inc.	Actual	Stressed Capital Ratios (a)(c)
	Q3 2014	Q4 2016	Minimum
Tier 1 Common Ratio (%)	9.7	9.3	8.2
Common Equity Tier 1 Capital Ratio (%) (b)	n/a	9.2	8.4
Tier 1 Capital Ratio (%)	12.7	12.6	11.1
Total Risk-based Capital Ratio (%)	13.5	14.2	12.3
Tier 1 Leverage Ratio (%)	10.9	10.8	9.6

(a)	The capital ratios are calculated using capital action assumptions provided within the Dodd-Frank Act stress testing rule.

(b)	Ally is not an Advanced Approach bank holding company and therefore did not become subject to this ratio until 2015.

(c)	Stressed capital ratios (other than Tier 1 Common) are based on the Revised Regulatory Capital Rule (i.e., Basel III final rule), reflective of the appropriate transition provisions.
Many of the key themes driving Ally’s stress test results and capital ratio projections are similar for Ally Bank on a stand-alone basis. Ally’s entire mortgage portfolio resides at Ally Bank so those loss amounts are the same for both entities. Within the auto loan portfolio, Ally Bank does experience an increase in losses but the loss rates are lower than those projected at Ally since Ally Bank has stricter credit guidelines on new retail auto originations. While the losses at Ally Bank are lower than those at Ally in the Severe scenario, there is a similar trend in the asset projection as Ally Bank experiences a significant decline in its U.S. auto loan portfolio. This reduction in assets more than offsets the impact from lower net income and, therefore, capital ratios at Ally Bank improve by the end of the stress test horizon.

Projected Capital Ratios through Q4 2016 under the Severely Adverse Scenario
Ally Bank	Actual	Stressed Capital Ratios (a)
	Q3 2014	Q4 2016	Minimum
Tier 1 Capital Ratio (%)	17.3	19.1	16.2
Total Risk-based Capital Ratio (%)	18.0	20.3	17.3
Tier 1 Leverage Ratio (%)	15.7	16.8	15.2

(a)	Stressed capital ratios are based on the Revised Regulatory Capital Rule (i.e., Basel III final rule), reflective of the appropriate transition provisions.